Exhibit 10(u)(ii)

AMENDMENT NO. 2 to

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2, dated as of March 15, 2019 (the “Amendment”), is by and between Albany International Corp. (the "Company") and Olivier Jarrault ("Executive").

WHEREAS, the Company and Executive are parties to that certain Agreement entered into as of March 2, 2018, relating to Executive’s employment by the Company (the “Agreement”); and

WHEREAS, the Agreement was previously amended pursuant to that certain Amendment No.1, dated as of July 9, 2018; and

WHEREAS, the Company and Executive desire to further amend the Agreement to extend the time by which Executive is expected to relocate;

NOW THEREFORE, in consideration of the premises, the mutual covenants and the agreements hereinafter set forth and other good and valuable consideration, the parties hereto hereby agree that the Agreement is hereby amended as follows, with effect from the Effective Date (as defined in the Agreement):

1.      Definitions. Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

2. Clause (e) of paragraph 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

(e) Relocation. Executive shall relocate to Rochester, New Hampshire area no later than December 31, 2019. In the interim, Executive shall be reimbursed for temporary housing expenses and shall be entitled to such other relocation benefits as (i) are provided for pursuant to the Company's Executive Relocation Policy, a copy of which has been provided to the Executive, with the caveat that neither the one-year policy expiration nor 90-day temporary housing limit shall apply to Executive, or (ii) are approved by the Chairman of the Board of the Company. Provided such expenses are incurred in compliance with the Company’s travel and expense policy, or have otherwise been approved by the Chairman, the Company will pay or reimburse Executive for all flight expenses incurred prior to December 31, 2019 for travel from any Company work location to Los Angeles, California, travel from Los Angeles, California to any Company work location, and travel from any Company work location to any other Company work location through Los Angeles, California. (Evidence of approval of any item covered by this clause may be in the form of an expense or relocation report reflecting such expenses that is approved by the Chairman.) The Company will provide tax assistance (gross-up) to Executive on all such expenses for travel to, from, or through Los Angeles, California that are personal to Executive or will appear as income on Executive's Form W-2.

3. Except as expressly amended, modified and supplemented hereby, or as in Amendment No. 1, the terms, provisions and conditions of the Agreement are unchanged and in full force and effect and are hereby ratified and confirmed in all respects.

4. This Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ALBANY INTERNATIONAL CORP.

By: ____/s/Charles J. Silva, Jr____________________                          Date: March 8, 2019

Name: Charles J. Silva, Jr

Title: Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Olivier Jarrault________________________                                     Date: March 8, 2019

Olivier Jarrault